As filed with the U.S. Securities and Exchange Commission on October 19, 2026
 File No. 333-195493
File No. 811-22961

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION2
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
[ ] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X] Definitive Information Statement

EA SERIES TRUST
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee paid previously with preliminary materials.
[ ] Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

YOKE CORE ETF
a series of EA Series Trust (the “Trust”)
3803 West Chester Pike, Suite 150
Newtown Square, PA 19073
Information Statement
Approval of Sub-Advisory Agreement
Smart Money Group, LLC (the “Sub-Adviser” or “Smart Money”) has served as the sub-adviser to the Yoke Core ETF (the “Fund”) since the Fund’s inception.
In a transaction that closed on August 1, 2026, T&G Strategic Partners, LLC (“T&G”), a holding company, acquired all of the equity interests of the Sub-Adviser (the “Transaction”). T&G is controlled directly or indirectly by each of Angela Robinson, Chief Executive Officer and Chief Operating Officer of the Sub-Adviser, and Bret Robinson, Chief Business Development Officer of the Sub-Adviser. The Sub-Adviser was previously controlled by Jim Kennedy, previously the Sub-Adviser’s Chief Executive Officer and Ms. Robinson’s father. The Transaction resulted in the automatic termination of the Fund’s investment sub-advisory agreement with the Sub-Adviser.
At the recommendation of Empowered Funds, LLC (doing business as EA Advisers), the Fund’s investment adviser (the “Adviser”), the Trust’s Board of Trustees (the “Board”) approved a new sub-advisory agreement with the Sub-Adviser. The terms of the new agreement are materially the same as the prior agreement, and the Sub-Adviser will continue to provide the same services to the Fund as it did prior to the Transaction. The Board’s approval of the sub-advisory agreement (the “Sub-Advisory Agreement”) ensures continuity of sub-advisory services to the Fund after the Transaction.
This Information Statement is being provided to shareholders of the Fund in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Trust and the Adviser received from the U.S. Securities and Exchange Commission. The exemptive order permits the Adviser, subject to approval of the Board, to enter into sub-advisory agreements without obtaining shareholder approval, subject to certain conditions, including that an Information Statement (or a Notice of Internet Availability of Information Statement) is provided to shareholders of the Fund. The purpose of this Information Statement is to provide you with the required information about the Sub-Advisory Agreement.
We are not asking you for a proxy, and you are requested not to send us a proxy.

Board Approval and Evaluation of the Sub-Advisory Agreement
The Board (the members of which are referred to as “Trustees”) of the Trust met in person on July 17, 2026, to consider (i) the continuation for an additional year of the prior investment sub-advisory agreement among the Trust, on behalf of the Fund, the Adviser, and the Sub-Adviser, dated as of February 7, 2025 (the “Prior Sub-Advisory Agreement”), and (ii) the approval for an initial two-year term of the Sub-Advisory Agreement. The Prior Sub-Advisory Agreement was submitted to a vote of, and approved by, the Fund’s initial shareholder on February 13, 2025, and automatically terminated on August 1, 2026, upon the closing of the Transaction. The Sub-Advisory Agreement took effect on August 1, 2026, upon the closing of the Transaction, pursuant to the terms and conditions of the Trust’s and the Adviser’s manager-of-managers exemptive order.
In accordance with Section 15(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), the Board requested, reviewed, and considered materials furnished by the Sub-Adviser relevant to the Board’s consideration of whether to approve the Sub-Advisory Agreement. In connection with considering the approval of the Sub-Advisory Agreement, the Trustees who are not “interested persons” of the Trust, as that term is defined in the 1940 Act (the “Independent Trustees”), met in executive session with counsel to the Trust, who provided assistance and advice. In reaching the decision to approve the Sub-Advisory Agreement, the Board considered and reviewed information provided by the Sub-Adviser at the meeting and throughout the year, including, among other things, information about its personnel, operations, financial condition, and compliance program. The Board also reviewed the proposed Sub-Advisory Agreement. During its review and consideration, the Board focused on and reviewed the factors it deemed relevant, including:
Nature, Quality, and Extent of Services. The Board was presented with and considered information concerning the nature, quality, and extent of the overall services expected to be provided by the Sub-Adviser to the Fund. In addition, the Board evaluated the integrity of the Sub-Adviser’s personnel, the experience of the portfolio management personnel responsible for managing the Fund’s assets, and the adequacy of the Sub-Adviser’s resources to perform the services provided under the Sub-Advisory Agreement. The Board also took into account that the terms of the Sub-Advisory Agreement and the Prior Sub-Advisory Agreement (other than the date) are materially identical and that the nature, quality, and extent of services provided by the Sub-Adviser were not expected to change.
Performance. The Board compared the Fund’s performance for periods ended March 31, 2026, to that of a peer group of ETFs determined by an independent consultant to the Trust to be highly suitable peers based on factors such as a fund’s strategy, geographic focus, portfolio concentration, and factor analyses. The Board noted that, for the one-year and since inception periods, the Fund performed within the range of its peers.
Comparative Fees and Expenses. In considering the sub-advisory fee, the Board reviewed and considered the fee in light of the nature, quality, and extent of the services being provided by the Sub-Adviser. The Board noted that the sub-advisory fee is payable solely by the Adviser and not by the Fund. The Board took into account that the sub-advisory fee payable by the Adviser to the Sub-Adviser under the Sub-Advisory Agreement would be identical to the sub-advisory fee payable to the Sub-Adviser under the Prior Sub-Advisory Agreement. The Board considered the representations from the Sub-Adviser that it does not manage any other accounts that follow a strategy similar to that of the Fund.
Costs and Profitability. The Board further considered information regarding the potential profits, if any, that may be realized by the Sub-Adviser in connection with providing its services to the Fund. The Board reviewed the profit and loss information provided by the Sub-Adviser with respect to the Fund. The Board discussed the financial condition of the Sub-Adviser, noting that the Sub-Adviser has sufficient capital to perform its obligations to the Fund under the Sub-Advisory Agreement. The Board also reviewed the Sub-Adviser’s costs associated with the personnel, systems, and equipment necessary to manage the Fund and to meet the regulatory and compliance requirements adopted by the U.S. Securities and Exchange Commission and other regulatory bodies. The Board also considered the financial obligations of the Sub-Adviser, which serves as the sponsor of the Fund. The Board concluded that the methodology used by the Sub-Adviser to determine its profitability was reasonable, and the Board was satisfied that any profits realized by the Sub-Adviser in connection with the operation of the Fund were not excessive.

Other Benefits. The Board further considered the extent to which the Sub-Adviser might derive ancillary benefits from the Fund’s operations.
Economies of Scale. The Board also considered whether economies of scale would be realized by the Sub-Adviser as the Fund’s assets increase, including the extent to which this is reflected in the level of fees to be charged. The Board noted that the sub-advisory fees do not include breakpoints but concluded that it was premature to meaningfully evaluate potential economies of scale given the Fund’s current level of assets.
Conclusion. No single factor was determinative of the Board’s decision to approve the Sub-Advisory Agreement; rather, the Board based its determination on the total mix of information available to it. Based on a consideration of all the factors in their totality, the Board, including the Independent Trustees, unanimously determined that the Sub-Advisory Agreement, including the compensation payable under the Sub-Advisory Agreement, was fair and reasonable to the Fund. The Board, including the Independent Trustees, unanimously determined that the approval of the Sub-Advisory Agreement was in the best interests of the Fund and its shareholders.
Information Regarding the Sub-Advisory Agreement
The Sub-Advisory Agreement will continue in force for an initial period of two years. Thereafter, the Sub-Advisory Agreement will be renewable from year to year with respect to the Fund, so long as its continuance is approved at least annually by the Board, provided that in such event such renewal and continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval (or in another manner permitted by the 1940 Act or pursuant to exemptive relief therefrom).
The Sub-Advisory Agreement will terminate automatically in the event of an assignment. The Sub-Advisory Agreement is terminable at any time, without penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Fund, on 60 days’ written notice to the Adviser and the Sub-Adviser, or by the Adviser or the Sub-Adviser on 60 days’ written notice to the Trust and the other party.
The Sub-Advisory Agreement will also terminate upon written notice to the other party that the other party is in material breach of the Sub-Advisory Agreement, unless the other party in material breach of the Sub-Advisory Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within 30 days after written notice. The Sub-Advisory Agreement provides that the Sub-Adviser shall not be liable for any action taken or omitted to be taken by the Sub-Adviser in the absence of willful misconduct, bad faith, fraud, negligence, or reckless disregard of its duties.
The Adviser pays the Sub-Adviser a fee, which is calculated daily and paid monthly, at an annual rate of 0.15% of the Fund’s average daily net assets. The table below shows the sub-advisory fees earned by the Sub-Adviser for the fiscal period ended January 31, 2026:

Fiscal Year/Period Ended	Gross Sub-Advisory Fees	Fees Waived**	Net Sub-Advisory Fees
January 31, 2026*	$270,779	$21,424	$249,355
* For the fiscal period February 21, 2025 (commencement of operations) to January 31, 2026.
**Fees waived pursuant to the sponsorship arrangement between the Sub-Adviser and the Adviser.
Additional Information about Smart Money Group, LLC
The Sub-Adviser, Smart Money Group, LLC, 106 South Seaman, Eastland, TX 76448, was formed in 2016. Smart Money offers investment management services to individual and institutional clients, as well as the Fund, and primarily allocates client assets among various mutual funds and ETFs, individual debt and equity securities, options, and private investments in accordance with each client’s stated investment objectives. T&G Strategic Partners, LLC, a holding company located at 106 South Seaman Street, Ste B, Eastland, TX 76448, wholly owns Smart Money Group, LLC.

The following table provides information on the principal executive officers of Smart Money:

Name and Address*	Title and Principal Occupation
Angela Robinson	Chief Executive & Chief Operating Officer
Aaron Kennedy	Chief Investment Officer
Bret Robinson	Chief Business Development Officer
*The principal mailing address of each individual is that of Smart Money’s principal office stated above.
Other Investment Companies Advised or Sub-Advised by Smart Money
Smart Money does not currently act as an adviser or sub-adviser to any registered investment companies having a similar investment objective as that of the Fund.
Additional Information about the Fund
Empowered Funds, LLC (doing business as EA Advisers), 3803 West Chester Pike, Suite 150, Newtown Square, PA 19073, is the Fund’s investment adviser. PINE Distributors LLC (the “Distributor”), 501 S. Cherry Street, Suite 610, Denver, Colorado 80246, serves as the distributor of creation units for the Fund on an agency basis. The Distributor does not maintain a secondary market in Shares. U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services, 615 East Michigan Street, Milwaukee, Wisconsin 53202, is the Fund’s administrator.
Financial Information
The Fund’s most recent annual report and semi-annual report are available on request, without charge, by calling (215) 330-4476, by writing to the Fund at EA Advisers, 3803 West Chester Pike, Suite 150, Newtown Square, PA 19073, or you may download the report from the Fund’s website at https://yokeetf.com/.
Delivery of Shareholder Documents – Householding
Householding is an option available to certain investors of the Fund. Householding is a method of delivery, based on the preference of the individual investor, in which a single copy of certain shareholder documents can be delivered to investors who share the same address, even if their accounts are registered under different names. Householding for the Fund is available through certain broker-dealers. If you are interested in enrolling in householding and receiving a single copy of prospectuses and other shareholder documents, please contact your broker-dealer. If you are currently enrolled in householding and wish to change your householding status, please contact your broker-dealer.
If you are part of a household that has received only one copy of this Information Statement, the Fund will deliver promptly a separate copy of this Information Statement to you upon written or oral request. To receive a separate copy of this Information Statement, please contact the Fund by writing EA Advisers, 3803 West Chester Pike, Suite 150, Newtown Square, PA 19073, calling (215) 330-4476, or visiting the Fund’s website at https://yokeetf.com/.
This Information Statement is available at
https://yokeetf.com/

YOKE CORE ETF
a series of EA Series Trust (the “Trust”)
3803 West Chester Pike, Suite 150
Newtown Square, PA 19073

IMPORTANT NOTICE OF
INTERNET AVAILABILITY OF INFORMATION STATEMENT
October 19, 2026
This Notice of Internet Availability of this Information Statement is being mailed on or about October 19, 2026.
This Notice presents only an overview of the more complete Information Statement that is available to you on the internet relating to the Yoke Core ETF (the “Fund”). We encourage you to review all of the important information contained in the Information Statement.
The Information Statement details the approval of a new investment sub-advisory agreement.
Specifically, the Board of Trustees of the Trust (the “Board”) has approved a new investment sub-advisory agreement with Smart Money Group, LLC (“Smart Money” or the “Sub-Adviser”) to continue providing investment sub-advisory services to the Fund following the automatic termination of its previous sub-advisory agreement with respect to the Fund as a result of the acquisition of Smart Money by T&G Strategic Partners, LLC, a holding company controlled directly or indirectly by each of Angela Robinson, Chief Executive Officer and Chief Operating Officer of the Sub-Adviser, and Bret Robinson, Chief Business Development Officer of the Sub-Adviser. Empowered Funds, LLC (doing business as EA Advisers), the Fund’s investment adviser (the “Adviser”), continues to serve as the Fund’s investment adviser.
The Adviser and the Trust have received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission that permits the Adviser to enter into sub-advisory agreements (with non-affiliated entities) with the approval of the Board, including a majority of Trustees who are not parties to the agreement and are not interested persons, as defined in the Investment Company Act of 1940, of the parties to the agreement, without obtaining shareholder approval. The Order requires that the Information Statement be provided to you.
By sending you this Notice, the Fund and the Trust are notifying you that they are making the Information Statement available to you online in lieu of mailing you a copy. You may view and print the full Information Statement on the Fund’s website at https://yokeetf.com/ until at least January 31, 2027. You may request a paper or email copy of the Information Statement, free of charge, by contacting the Fund in writing c/o EA Advisers, 3803 West Chester Pike, Suite 150, Newtown Square, PA 19073, or by calling (215) 330-4476. If you do not request a paper or email copy by this date, you may not otherwise receive a copy.
If you want to receive a paper copy of the Information Statement, you must request one.
There is no charge to you for requesting a copy.